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EXHIBIT 10.5

December 21, 2001

David Pearlstein

Dear David:

    US SEARCH.com Inc. ("US SEARCH" or the "Company") is pleased to offer you the position of Vice President, Sales of the successor corporation to Professional Resources Screening Services, Inc. ("PRSI Successor") effective upon closing under the Agreement and Plan of Merger (the "Transaction") between US SEARCH.com Inc. and Professional Resource Screening, Inc.

    As Vice President, Sales of PRSI Successor, you will be employed full time in the Company's subsidiary headquarters at 2400 Bisso Lane, Suite 100, Concord, CA 94520, and perform the duties customarily associated with this position, reporting directly to the PRSI Successor President. The Company or PRSI Successor may change your work location from time to time, as it deems reasonably necessary, but in no event shall such work location be changed to a location more than 20 miles from its current location without your consent. You will be expected to work the hours required by the nature of your work assignments.

    Your initial base salary will be one hundred thousand dollars ($100,000.00) per year, less standard deductions and withholdings, paid in accordance with PRSI Successor's standard payroll procedures. The Company or PRSI Successor will, at its option, review your salary compensation at the end of the first year of your employment. In its sole discretion, the Company or PRSI Successor may increase your compensation, but failure to do so will not have any effect on the other terms hereof. If the Company's Board of Directors implements an incentive compensation plan for Company and/or PRSI Successor management, you will be eligible for incentive compensation commensurate with other similarly situated executives of the Company and/or PRSI Successor based on goals and objectives determined by the Company's Board of Directors.

    You will receive a stock option grant with respect to one hundred fifty thousand (150,000) shares of the Company's common stock at an exercise price equal to the closing price of the Company's Common Stock traded on Nasdaq National Market on the date the Transaction closes. Your shares subject to the grant will vest in thirty-six (36) equal monthly installments beginning on the first day of the first full month after the grant. Your stock options will be granted under the US SEARCH.com Inc. 1998 Amended and Restated Stock Incentive Plan.

    In addition to your salary and incentive compensation, you will be eligible for four (4) weeks vacation annually, and medical, dental and vision plan, and life insurance and disability insurance benefits commensurate with those provided to company and PRSI Successor executives. Details about these benefits will be available for your review. Your benefits will be subject to changes in PRSI Successor's benefit plans applicable to PRSI Successor executives generally.  You will be entitled to participate in Company's 401(k) plan, including eligibility for employer contributions, if any, commensurate with similarly situated Company and PRSI Successor executives.

    You will be expected to abide by all of the Company's and PRSI Successor's policies and procedures. As a condition of your employment, you agree to sign and comply with the Company's Proprietary Information and Inventions Agreement attached as Exhibit 1.

    By accepting this offer, you represent and warrant that you are not a party to any agreement with any third party or prior employer that would conflict with or inhibit your performance of your duties with PRSI Successor.

    As required by law, this offer of employment is subject to satisfactory proof of your right to work in the United States. This offer is also subject to completion of a successful background check.

    Your employment with PRSI Successor is for a specified term of three (3) years. The Company, in its sole discretion, may offer and you, in your sole discretion, may agree to additional extensions of your employment with the PRSI Successor. If you terminate your employment with "good reason", or Company or PRSI Successor terminates your employment without "cause" any time during the three (3) year term of your employment, the Company or PRSI Successor will provide you with the following severance benefits, provided that you provide the Company with a signed general release of all claims, the form of which is set forth in Exhibit 2: continuation of your base salary then in effect, subject to standard payroll deductions and withholdings, payable semi-monthly for the remainder of the initial three (3) year term, and continuation of medical, dental, and vision plan, and life insurance and disability benefits, together with continued exercisability of stock options during such period. For purposes of this letter agreement, "cause" for termination of your employment by the Company or PRSI Successor shall mean only the following: (i) your conviction of a felony or other crime involving dishonesty or moral turpitude; (ii) your participation in a fraud, embezzlement or theft against the Company or PRSI Successor; (iii) your intentional refusal (not to include inability) to perform reasonable duties assigned to you by your supervisor(s) or comply with Company or PRSI Successor's generally applicable policies and procedures, in either case following written warning from the Board of Directors in response to such conduct, (iv) your performance of duties of your employment while impaired by alcohol, illegal drugs, or conduct, with the allowance of a reasonable period for cure or correction of subsequent behavior; or (v) a material breach of any of your specific obligations under this letter agreement. For purposes of this letter agreement, "good reason" for your termination of your employment shall mean only the following: (i) Company or PRSI Successor's materially breaching any of its specific obligations under this letter agreement, including without limitation, its obligations regarding your title, supervisor, compensation, benefits and work location, or (ii) Company or PRSI Successor's materially reducing your duties and responsibilities below a level customarily associated with the position for which you are employed hereunder; provided, however, that in any of the foregoing events, "good reason" shall not exist until you have given Company or PRSI Successor written notice of such event upon learning of it and allowed Company or PRSI Success a period of up to 15 days following receipt by the Company of such notice, during which period such events that constitute or give rise to such "good reason" shall not have been cured or eliminated by Company or PRSI Successor.

    If, at any time: (i) your employment is terminated for "cause" or (ii) you resign from the Company other than for "good reason", all compensation and unvested options, unvested vacation time and unvested benefits will cease immediately, subject to the Company's obligations under COBRA and other applicable laws, rules and regulations, and subject to Company's D&O insurance and indemnity obligations to you hereunder.

    We look forward to your joining us. In the meantime, if I can be of any assistance, please feel free to contact me.

Sincerely,

/s/ BRENT N. COHEN
Brent Cohen
Chief Executive Officer

ACKNOWLEDGEMENT:

    I have read, understand and accept the terms of employment offered in this letter.

/s/ DAVID PEARLSTEIN Signature	December 28, 2001 Date

Enclosures:
Proprietary Information and Inventions Agreement
Release of Claims

EXHIBIT 1

U.S. SEARCH.COM INC.

EMPLOYEE PROPRIETARY INFORMATION
AND INVENTIONS AGREEMENT

    In consideration of my employment or continued employment by US SEARCH.com Inc. (the "Company"), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.  NONDISCLOSURE

    1.1  Recognition of Company's Rights; Nondisclosure.  At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

    1.2  Proprietary Information.  The term "Proprietary Information" shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, "Proprietary Information" includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as "Inventions"); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

    1.3  Third Party Information.  I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

    1.4  No Improper Use of Information of Prior Employers and Others.  During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.  ASSIGNMENT OF INVENTIONS.

    2.1  Proprietary Rights.  The term "Proprietary Rights" shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

    2.2  Prior Inventions.  Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as "Prior Inventions"). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent.

    2.3  Assignment of Inventions.  Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as "Company Inventions."

    2.4  Nonassignable Inventions.  This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter "Section 2870"). I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

    2.5  Obligation to Keep Company Informed.  During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

    2.6  Government or Third Party.  I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

    2.7  Works for Hire.  I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section 101).

    2.8  Enforcement of Proprietary Rights.  I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

    In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.  RECORDS.  I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4.  ADDITIONAL ACTIVITIES.  I agree that during the period of my employment by the Company I will not, without the Company's express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company. I agree further that for the period of my employment by the Company and for one (l) year after the date of termination of my employment by the Company I will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

5.  NO CONFLICTING OBLIGATION.  I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6.  RETURN OF COMPANY DOCUMENTS.  When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company's termination statement.

7.  LEGAL AND EQUITABLE REMEDIES.  Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8.  NOTICES.  Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9.  NOTIFICATION OF NEW EMPLOYER.  In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10. GENERAL PROVISIONS.

    10.1  Governing Law; Consent to Personal Jurisdiction.  This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Los Angeles County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

    10.2  Severability.  In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

    10.3  Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

    10.4  Survival.  The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

    10.5  Employment.  I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause.

    10.6  Waiver.  No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

    10.7  Entire Agreement.  The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

    This Agreement shall be effective as of the first day of my employment with the Company, namely:            , 2001.

    I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.

Dated:

ACCEPTED AND AGREED TO:
US SEARCH.COM INC.
By:

Title:

(Address)

Date:

EXHIBIT A

LIMITED EXCLUSION NOTIFICATION

    THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company's equipment, supplies, facilities or trade secret information except for those inventions that either:

  1.
  Relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company;

  2.
  Result from any work performed by you for the Company.

    To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

    This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

    I ACKNOWLEDGE RECEIPT of a copy of this notification.

By:

Date:

WITNESSED BY:

A-1

EXHIBIT B

TO:	US SEARCH.com Inc.
FROM:
DATE:

SUBJECT:	Previous Inventions

    1.  Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by US SEARCH.com Inc. (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

	/ /	No inventions or improvements.
	/ /	See below:

/ /	Additional sheets attached.

    2.  Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship
1.

2.

3.

/ /         Additional sheets attached.

2

EXHIBIT 2

RELEASE AND WAIVER OF CLAIMS

    In exchange for the severance payments to me of amounts pursuant to the Employment Agreement to which this form is attached, I hereby furnish U.S. SEARCH.com Inc. (the "Company") with the following release and waiver:

    I hereby release, and forever discharge the Company, its officers, directors, agents, employees, stockholders, successors, assigns, parents, subsidiaries and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including the execution date of this Release with respect to any claims relating solely to my employment and the termination of my employment, including but not limited to, claims pursuant to any federal, state or local law relating to employment, including, but not limited to, discrimination claims, claims under California statute or ordinance and the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"), or claims for wrongful termination, breach of the covenant of good faith, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation.

    I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section or any comparable law with respect to any unknown or unsuspected claims I may have against the Company.

    I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this waiver and release is knowing and voluntary, and that the consideration given for this waiver and release is in addition to anything of value to which I was already entitled as an employee of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the waiver and release granted herein does not relate to claims which may arise after this agreement is executed; (b) I should consult with an attorney prior to executing this agreement (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days from the date I receive this agreement, in which to consider this agreement (although I may choose voluntarily to execute this agreement earlier); (d) I have seven (7) days following the execution of this agreement to revoke my consent to the agreement; and (e) this agreement shall not be effective until the seven (7) day revocation period has expired.

Date:

3

QuickLinks

  EXHIBIT 10.5
EXHIBIT 1 U.S. SEARCH.COM INC. EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
EXHIBIT A LIMITED EXCLUSION NOTIFICATION
EXHIBIT B
EXHIBIT 2 RELEASE AND WAIVER OF CLAIMS